Exhibit 21

Subsidiaries of Registrant

Tompkins Trust Company – a New York state – chartered bank
Tompkins Real Estate Holdings, Inc. – Incorporated in New York
The Bank of Castile – a New York state – chartered bank
Castile Funding Corporation – Incorporated in New York
Mahopac Bank – a New York state – chartered bank
Mahopac Funding Corporation – Incorporated in New York
VIST Bank – a Pennsylvania state – chartered bank
Tompkins Insurance Agencies, Inc. – Incorporated in New York
TFA Management, Inc. – Incorporated in New York
Tompkins Risk Managers, Inc. – Incorporated in Vermont